Exhibit 10.1
TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, PA 19468
July 31, 2006
Mr. John J. Sickler
155 South Limerick Road
Limerick, PA 19468
     We are pleased to confirm this amended and restated agreement, effective as of March 7, 2005, with you respecting your continuing employment, service as a consultant following your retirement and other related matters.
     1. Employment and Responsibilities. Subject to the terms of this Agreement, during the Term (defined in Section 3) you will continue to be employed by Teleflex Incorporated (the “Company”) as Vice Chairman, or in such other capacity as the Board of Directors may determine from time to time with your consent. You will faithfully perform such duties and responsibilities, consistent with your position as a senior executive officer, as may be assigned to you by the Board of Directors or by the Chief Executive Officer of the Company, to whom you will report directly. During the Term you will devote your full time and attention to the affairs of the Company and will not, directly or indirectly, accept any other employment or otherwise engage in any other business activities requiring your personal services, except as the Board of Directors or the Chief Executive Officer of the Company may approve.
     2. Compensation and Benefits. During the Term you will be paid a base salary at a rate not less than $440,000 per year and you will be eligible to participate in all bonus and other compensation plans, and all benefit plans, in which senior executives of the Company generally are eligible to participate other than the Long Term Incentive Plan under the Company’s Executive Incentive Plan.
     3. Termination of Employment. The term of your employment (the “Term”) will continue pursuant to this Agreement until the first to occur of the following: (i) the Termination Date, (ii) the Disability Date, or (iii) the date on which your employment ceases due to your death.
     4. Retirement and Benefits. Upon the Termination Date you will retire from employment by the Company. During your retirement you will be entitled to participate in all benefit plans to the extent that such plans provide for your participation as a retired former employee, and you will be entitled to receive all your vested benefits under, and pursuant to the terms of, the retirement and other benefit plans of the Company. Health insurance will be provided to you during the four (4) years immediately following the Termination Date at the Company’s expense.

     5. Consulting Services. During the three (3) years immediately following the Termination Date (the “Consultancy Period”) you will make yourself available to serve the Company as an independent consultant, performing such duties and responsibilities as the Chief Executive Officer of the Company, or such officer’s delegate, may reasonably request from time to time; provided that: (i) without your consent, you will not be obliged to provide service on more than fifteen (15) days in any calendar quarter; (ii) you shall not provide services to the Company on more than one hundred thirty (130) days in any one calendar year, and (iii) if you have a Disability during the Consultancy Period, you shall not be required to provide service beyond that which you are reasonably capable of providing in light of your Disability.
          During the Consultancy Period, the Company will pay you monthly a retainer fee (the “Retainer Fee”) at the annual rate equal to the rate of your base salary in effect immediately before the Termination Date. Notwithstanding the foregoing, if on the Termination Date you are a Specified Employee (as defined by Section 409A of the Internal Revenue Code of 1986), then to the extent required by the Internal Revenue Code, (i) the Company will not commence making payments of the Retainer Fee to you until six (6) months after the Termination Date, at which time the entire amount that had been due to you for the preceding six (6) month period will be paid to you in one (1) lump sum and the remainder of the Retainer Fee will be payable to you in equal monthly installments; and (ii) for the first six-month period of health insurance coverage as specified in paragraph 4 above, you must pay for the cost of this coverage and, at the end of this six-month period, you will be reimbursed for the cost of such coverage. In addition, the Company will pay you such compensation for each day when you provide such consulting services as you and the Company may agree in writing. Amounts payable to you on account of the consulting services you actually provide to the Company will not be subject to the six (6) month payment delay.
     6. Payments in the Event of Death.
          (a) In the event of your death prior to the Termination Date, the Company will pay your estate an amount equal to three times your base annual salary in effect on the date of your death, subject to all legally required withholdings. This sum shall be paid in a lump sum within sixty (60) days of the date of your death.
          (b) In the event of your death after the Termination Date but during the Consultancy Period, the Company will pay your estate an amount equal to the Retainer Fees that would have been paid to you during the remainder of the Consultancy Period. The Company shall pay this amount in a lump sum within sixty (60) days of the date of your death.
     7. Restrictive Covenants.
          (a) Non-Competition. During the four (4) years immediately following the Termination Date, without the prior consent of the Chief Executive Officer of the Company or his delegate, you will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, any business which directly or indirectly competes with the business of the Company or any Affiliate in any part of the world in which the Company or any such Affiliate, as the case may be, carried on business at the Termination Date; provided that the ownership of less than 1% of the outstanding shares of stock of any class of any corporation (or similar equity interest of any other enterprise) which is listed on the New York Stock Exchange or the American Stock Exchange, or traded or quoted on the NASDAQ National Market shall not be prohibited by the foregoing.
          (b) Confidential Information. At no time will you use for your own benefit or disclose to any other Person any confidential information of the Company or any of its Affiliates without written authority from the Chief Executive Officer of the Company, except as may be required by law. “Confidential information” at any relevant time means all data and information, whether or not in written form, relating to the customers, finances, processes, know-how, plans and arrangements or other affairs of the Company or any of its Affiliates which, at such time, has not been made available to the public generally (otherwise than in violation of this or any other confidentiality agreement or applicable law).
          (c) Remedies. You acknowledge that in the event of a breach or threatened breach of the provisions of this Section 6, the Company’s remedy at law will be inadequate and the Company will be entitled to appropriate injunctive or other equitable relief. Should the provisions of this Section 6 be adjudged invalid to any extent by any competent tribunal, such provisions will be deemed modified to the extent necessary to make them enforceable.
     8. Construction and Definitions.
          (a) The term “Affiliate” with respect to the Company means any Person which controls, is controlled by or is under common control with, the Company.
          (b) The term “Disability” shall mean a material incapacity from fully performing your responsibilities under this Agreement by reason of illness, injury, or other physical or mental condition.
          (c) The term “Person” means a corporation, a partnership, an association, a trust or other entity or organization.
          (d) The term “Termination Date” shall mean the first of the following to occur: (i) such date as you have a Disability, or (ii) such date as may be specified in a notice of termination given by either you or the Company to the other at least thirty (30) days prior to such specified date.
          (e) The term “including” means “including but not limited to.”
          (f) Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section” or “party” refers to a Section of, or a party to, this Agreement.
     9. Governing Law. This Agreement will be governed by and construed in accordance with the law of Pennsylvania, excluding any rule or principle relating to conflicts or choice of law that might otherwise call for the application of the substantive law of another jurisdiction to the construction or interpretation of this Agreement.
     10. Parties in Interest. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between the parties with respect to any of such subject matter, including any agreement or understanding with respect to your employment by the Company or your entitlement to compensation or benefits by reason of, or in connection with, any such employment, whether past, present or future; provided that nothing in this Agreement is intended to supersede, terminate or otherwise modify the terms of (i) any stock option or restricted stock award granted to you by the Company prior to the date of this Agreement or (ii) of your rights which have vested on or prior to the date of this Agreement under any employee benefit plan of the Company.
     12. Headings and Titles. The headings and titles of Sections of this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of construing or interpreting the provisions hereof.
     13. Modification. No amendment or modification of, or supplement to, this Agreement will be effective unless it is in writing and executed by or on behalf of the party to be charged thereunder.

     Please indicate your agreement to the foregoing, by signing and returning to us a copy of this letter.

TELEFLEX INCORPORATED
By:	/s/ Jeffrey P. Black
Jeffrey P. Black
President and Chief Executive Officer

AGREED:

/s/ John J. Sickler
John J. Sickler

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